Exhibit 10.1

Management Agreement of

Jason S. Lewis and Capital Resource Funding, Inc.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) dated this 3nd day of January, 2006, (the "Effective Date"), by and between CAPITAL RESOURCE FUNDING, Inc., a North Carolina corporation with offices in Cornelius, North Carolina (the “Company”), and JASON S. LEWIS, a resident of North Carolina (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company is engaged in and seeks to expand its business in the business plan consulting industry, and the Executive has substantial experience in managing and operating businesses and as a senior management executive that would be very beneficial to the Company’s operations and future prospects;

WHEREAS, the Company believes its progress and its prospects for future development and growth would be significantly enhanced if the Executive were to serve as the Company’s Executive Vice President;

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized this Agreement with the Executive and has approved its terms and conditions, all of which the Board has found to be reasonable, proper, and in the best interest of the Company;

WHEREAS, the Company and the Executive desire to set forth the terms and conditions pursuant to which the Executive will be employed by the Company; and

WHEREAS, the Executive is willing to be employed by the Company pursuant to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, the parties to this agreement hereby agree as follows:

ARTICLE I

EMPLOYMENT DUTIES AND COMPENSATION

1.01  (a)  Initial Terms of Employment and Duties. The Company and the Executive hereby agree that for a twelve (12) month period beginning on the Effective Date, the Company shall employ the Executive as its Executive Vice President and the Executive shall perform services for the Company at the Company’s headquarters location or home office. The last day of such twelve (12) month period shall be the "Termination Date" for purposes of this Agreement.

      (b)  Renewal of Term. Unless the Company shall have given the Executive written notice at least 180 days prior to the Termination Date, this Agreement shall renew and continue in effect for additional one-year periods (and all provisions of this Agreement shall continue in full force and effect), and each successive anniversary from such original Termination Date shall thereafter be designated as the “Termination Date” for all purposes under this Agreement, provided, however, that the Company may, at its election at any time after the expiration of the initial term of this Agreement, give the Executive notice of termination, in which event the Executive shall continue to receive, as severance pay, his base salary, if any, and benefits set forth in Paragraphs (d) and (f) below for 12 full months following such notice of termination. During such 12-month severance period, the Board may modify the Executive’s duties as described in Paragraph (c) below without triggering the provisions of Section 2.03 below. The Company agrees that it will not unreasonably withhold any annual renewals of this Agreement.

      (c)    Duties. As an Executive Vice President of the Company, the Executive shall carry out the strategic plans and policies as established by the Board of Directors of the Company and shall report to the Board of Directors. The Executive’s duties shall include but not be limited to the following:

(i)
Supporting the operations and administration of the Board of Directors by advising and informing Board members with regard to the operations of the Company and interfacing between the Board and the staff of the Company;

(ii)	Overseeing the design, marketing, promotion, delivery, and quality of the Company's programs, products, and services;

(iii)
Recommending a yearly budget of the new management consulting subsidiary for Board approval and prudently managing the Company’s resources within those budgetary guidelines according to current laws and regulations;

(iv)	Effectively managing the human resources of the new subsidiary according to authorized personnel policies and procedures that fully conform to current laws and regulations;

(v)	Identifying and researching potential sources of capital and establishing strategies to obtain funding from such sources; and

(vi)	assuring that the Company and its mission programs, products, and services are consistently presented in strong, positive image to relevant stakeholders.

As an Executive Vice President of the Company, the Executive shall be entitled to exercise all rights and power and shall have all the privileges and authorities commensurate with his offices, including without limitation:

(i)	The full authority for the operations and conduct of the business of the Company subject to President’s approval;

(ii)	General decision-making authority with respect to the day-to-day operations of the business of the Company, subject to President’s approval;

(iii)
The engagement, retention, and termination of employees and independent contractors of the Company, the setting of the compensation and other material terms of employment or engagement of employees and independent contractors and the establishment of work rules for employees subject to President’s approval; and

(iv)
The initiation, development, and implementation of new business, subject only to the supervision of the President Board. The Executive shall render his services thereunder in the headquarters city (or other headquarters location approved by the Board) subject to such reasonable travel as may be required to perform his duties hereunder. The Executive shall devote such time as is required to perform his services hereunder.

Compensation and Expenses. As soon as practicable following the execution of this Agreement, the Executive shall be issued One Hundred Thousand (100,000) shares of the Company's Preferred Stock, which is convertible into common stock at the rate of one share of preferred stock for every ten shares of common stock, for the services rendered pursuant to this Agreement. Such shares, when converted, shall have piggy-back registration rights on the next registration statement filed by the Company, other than registration statements on Form S-8 and S-4. The Executive Vice President will also earn a seventy (70%) percent commission on all revenues generated by a new management consulting subsidiary, Waypoint Advisors, LLC.

ARTICLE II

RIGHTS ON TERMINATION OF EMPLOYMENT

2.01  Right to Terminate Employment. At any time subsequent to the closing of a Qualified Financing, the Executive may, at his option, terminate his employment under this Agreement upon not less than 60 days’ written notice to the Board of Directors of the Company given at any time. In the event of the termination of this Agreement by the Executive, the Executive shall be entitled to:

(i)
exercise during the 90-day period following the Executive's termination, any unexercised stock options that are vested as of the date of termination. Other than the foregoing, the Executive shall be entitled to no further compensation of any kind after the date of termination.

2.02  Rights Upon Termination of Employment Without Cause Prior to the Termination:
      The Company may terminate the Executive’s services without Cause (as defined in Section 4.20 below) by delivering written notice of such termination to the Executive. In addition, any:

(i)	Material change of the Executive’s title, responsibilities, or authority by the Board without the Executive’s concurrence which is not cured within 30 days after notice by the Executive,
(ii)	Material breach by the Company of this Agreement which continues for 30 days after notice by the Executive, or
(iii)	a change in control of the Company that is required to be reported by the Company on Form 8-K,

shall be deemed termination by the Company without Cause. In the event of termination pursuant to clauses (i), (ii), or (iii) of the preceding sentence, the Executive shall be entitled to give notice of termination, which notice shall have the same effect as a notice delivered by the Company.

2.04  Right Upon Termination of Employment for Cause
      The Company shall have the right at any time, by giving written notice to Executive to terminate Executive’s employment for Cause. Cause shall be deemed to have occurred if the Executive is convicted of a felony or a crime involving fraud, gross negligence, or significant mismanagement of the business. Upon such termination for Cause, Executive shall be paid his current monthly salary and any bonuses earned up to that point, and Executive may exercise any unexercised options or warrants that are vested. Executive shall forfeit all unexercised options not then vested.

2.05  Beneficiaries of Payments
      If the Executive shall die before receiving all payments to be made by the Company to him pursuant to any of the provisions of this Agreement, all such payments or any remaining payments, as the case may be, shall be made by the Company to such beneficiary or beneficiaries as the Executive may designate from time to time by notice in writing filed with the Company, or if the Executive shall fail or fail effectively to designate a beneficiary, or if no beneficiary shall survive the date when the last payment is to be made, any remaining payments shall be made to the Executive’s estate.

ARTICLE III

PROTECTIONS/CONFIDENTIALITY

3.01   Covenants Regarding Protections:
       The Executive hereby agrees and covenants to the following:

(a)   Solicitation of Customers and Registered Primary Vendors:
During the term of this Agreement and for a period of six months following the termination of this Agreement by either party (other than a termination of this Agreement by the Company’s failure to renew it pursuant to Section 1.01(b) above), the Executive hereby agrees not to solicit or contact in any manner that could be reasonably construed as a solicitation, any past or current customer or registered primary vendor of the Company for purposes of encouraging such customer to refrain from purchasing products or services from the Company or for purposes of encouraging such vendor to refrain from providing services or selling products to the Company. Notwithstanding the above, if the Executive should leave the Company and join a competitive company, it is recognized by the parties that the industry utilizes a variety of marketing and sales techniques such as direct mail, telemarketing, advertising, etc., and the customer might be contacted by the Company that the Executive joins as a matter of course, and in this event this practice would not be considered a violation of this Agreement.

(b)   Solicitation of Executives:
During the term of this Agreement and for a period of six months following the termination of this Agreement by either party (other than a termination of this Agreement by the Company’s failure to renew it pursuant to Section 1.01(b) above), the Executive hereby agrees not to employ, either directly or indirectly through any entity in which the Executive is an executive officer, and agrees not to solicit, or contact in any manner that could reasonably be construed as a solicitation, any executive officer or director of the Company for purposes of encouraging such person to leave or terminate his employment with the Company.

3.02  Confidentiality; Competitive or Personal Disparagement:
      The Executive and the Company hereby agree that neither will, during the term of the Executive’s employment or at any time following the termination hereof for any reason, do or cause to have done any of the following:

(i)
Without the prior written consent of the other party, use for its own purposes or disclosure to any person or other entity any confidential and/or proprietary information of the Company or the Executive; and

(ii)	Each party agrees that it will not disparage the other party.

3.03          Enforcement:
     The Executive and the Company recognize that the provisions of this Agreement are vitally important to the continuing welfare of the Company and the Executive and that money damages constitute an inadequate remedy for any violation thereof. Accordingly, in the event of any such violation by the Executive or the Company, the Company or the Executive, in addition to any other remedies it may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to issue an injunction restraining any action by the Executive or the Company in violation of the Agreement.

ARTICLE IV

4.01  Indemnifications:
     The parties agree that the Executive shall be indemnified by the Company against any liability asserted against the Executive (and expenses, including without limitation, reasonable attorney’s fees, court costs, and other legal expenses incurred in connection therewith) by reason of his position with the Company or any subsidiary to the full extent a North Carolina corporation may indemnify an officer or director under the North Carolina General Corporate Law.

4.02  No Obligation to Mitigate Damages:
     In the event of a termination of employment upon a change in control, the Executive shall not be required to mitigate damages by seeking other employment.

4.03 Arbitration and Remedies:

(a) All disputes, differences, or questions between the parties concerning the construction, interpretation, and effect of the Agreement, or the rights, obligations, and liabilities of the parties, and which have as their sole remedy monetary damages, will be settled by arbitration in the City of Charlotte, North Carolina, or such other place as the parties may mutually agree. In the case of a dispute, difference, or question, one party shall appoint its arbitrator and shall notify the other party in writing (the “Arbitration Notice”) of the appointment and the matter to be determined. If the party receiving the arbitration notice fails to appoint an arbitrator and notify the first party of such appointment for 15 days after receipt of such notice, the decision of the arbitrator appointed by the first of the parties shall be final and binding on both of the parties hereto. If two arbitrators are appointed, they shall meet within 30 days after appointment of the second arbitrator. If they do not agree as to their decision, they shall choose a third arbitrator, failing which, third arbitrator shall be selected in accordance with the rules of the American Arbitration Association. The arbitration shall be held as promptly as possible at such time and place in the designated city as the arbitrators may determine. The decision of the arbitrators so appointed, or a majority of them, will be final and binding upon the parties hereto. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order to enforce, as the case may be. If the arbitrator appointed refuses to act, is incapable of acting, or dies, a substitute for him shall be appointed in the manner provided above.

(b) Each of the parties to the Agreement will be entitled to enforce its rights under the Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of the Agreement and that any party may, in its sole discretion, apply for specific performance and/or injunctive relief in either a federal or state court to enforce or prevent any violations of the provisions of this Agreement.

4.04  Legal Cost and Indemnification:
      The Company shall pay the Executive all legal fees and expenses incurred by him as a result of his termination without Cause or Disability, including but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided in this Agreement through legal process or arbitration, if the Executive shall be wholly successful on the merits, such amounts not to exceed any court-directed maximum.

4.05  Notices:
      (a) Any notice to be given concerning this Agreement shall be given in writing and either (i) sent by certified or registered mail, return receipt requested, postage prepaid; or (ii) hand-delivered to the recipient personally. In the case of notice sent by mail, the date of the giving of the notice shall be deemed to be (i) the date of the postmark of the executed return receipt or (ii) the date of actual receipt if not postmarked by the United States Postal Service. In the case of notice being hand-delivered, a written dated receipt shall be given therefor. Hand-delivery of any notice to the Company shall be delivered to the Company’s chief financial officer personally.

      (b) Notice shall be sent as follows:

If to the Executive:  JASON LEWIS
                                                               2622 Black Cherry Dr.
                                                               Charlotte, NC 28262

If to the Company:  CAPITAL RESOURCE FUNDING, INC.
                                                               2212 Lantern Way Circle
                                                               Cornelius, North Carolina 28031

(c) By giving notice to all other parties, any party may, from time to time, designate a different address to which notice by mail to such party shall be sent.

4.06  Successors and Assigns; Survival in Case of Merger:
      (a) This Agreement is intended to bind and inure to the benefit of, and be enforceable by, the Executive and the Company and their respective successors and assigns.

       (b) Without limiting the effect of the foregoing, this Agreement and all of its terms shall survive, and be enforceable by the Executive, notwithstanding any merger, consolidation, combination, or reorganization of the Company with or into any other entity or person (“Surviving Entity”), including but not limited to any other corporation, partnership, or other similar organization, whether or not the Company is the Surviving Entity of such merger, consolidation, combination, or reorganization. The Surviving Entity shall be bound by this Agreement to the same extent as if such Surviving Entity had entered into the Agreement with the Executive on the Effective Date.

        (c) As a condition of any merger, consolidation, combination, or reorganization of the Company as discussed in Section 4.06(b) above, the Company agrees to include, as a condition of consummation of such merger, consolidation, combination, or reorganization, an undertaking by the Surviving Entity, pursuant to which the Surviving Entity shall agree in writing to be bound by this Agreement.

4.07  Amendment; Waiver:
      No amendment or other modification of this Agreement nor any waiver of any term of this Agreement shall be valid unless it is in writing and signed by the party against whom enforcement of the amendment, modification, or waiver is sought. No waiver by any party of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach of any other term of this Agreement.

4.08  Further Assurances:
      Each party hereto agrees to perform any further acts and to execute and deliver any further documents mutually agreed to in writing that may be reasonably necessary to carry out the provisions of this Agreement.

4.09   Severability:
       In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby.

4.10  Construction:
      Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

4.11  Gender:
      Any references hereto to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa.

4.12  Headings
      The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained hereof.

4.13  Multiple Counterparts:
      This agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.14  Governing Law:
      THIS AGREEMENT HAS BEEN EXECUTED IN AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA AND THE OBLIGATIONS OF THE PARTIES HERETO SHALL BE PERFORMABLE IN CHARLOTTE, NORTH CAROLINA.

4.15  Inurement:
      Subject to the restrictions against transfer or assignment as herein contained, the provisions of the Agreement shall inure to the benefit of, and shall be binding on, the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties thereto.

4.16            Waiver:
       No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement and no present waivers of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

4.17  Entire Agreement:
      This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein.

IN WITNESS WHEREOF, the parties to the Agreement have set their respective hands hereto as of the date first written above.

EXECUTIVE VICE PRESIDENT
JASON S. LEWIS

            By: /s/ Jason S. Lewis
                                          Jason S. Lewis

THE COMPANY
Capital Resource Funding, Inc.

By: /s/ David Koran
      David Koran
                                                                              President